Filed pursuant to Rule 433

Registration No. 333-192302

Terms and Conditions

Issuer:	Citigroup Inc.
Ratings*:	Baa1 / A- / A (Stable Outlook / Watch Negative / Stable Outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Trade Date:	December 1, 2015
Settlement Date:	December 7, 2015 (T+4 days)
Maturity:	December 7, 2018
Par Amount:	$1,650,000,000
Re-offer Spread to Benchmark:	T3+87.5 basis points
Re-offer Yield:	2.055%
Semi-Annual Coupon:	2.050% per annum
Public Offering Price:	99.986%
Net Proceeds to Citigroup:	$1,645,644,000 (before expenses)
Interest Payment Dates:	The 7th of each June and December, beginning June 7, 2016. Following business day convention applicable
Day Count:	30 / 360
Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply
Redemption at Issuer Option:	Only for tax purposes
Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part
Sinking Fund:	Not applicable
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange
Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof
CUSIP:	172967KE0
ISIN:	US172967KE00

Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:

BBVA Securities Inc.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

KKR Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Natixis Securities Americas LLC

RBS Securities Inc.

Junior Co-Managers:

Blaylock Beal Van, LLC

Capital One Securities, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

C.L. King & Associates, Inc.

Danske Markets Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Lebenthal & Co., LLC

MFR Securities, Inc.

Mizuho Securities USA Inc.

National Bank of Canada Financial Inc.

Nykredit Bank A/S

PNC Capital Markets LLC

RB International Markets (USA) LLC

RedTail Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

Telsey Advisory Group LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.